EXHIBIT 99







We are unable to complete our audit of the Uniroyal Technology Corporation Savings Plan (the "Plan") statement of net assets available for benefits as of December 31, 2001, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001, because the Plan has not provided us coverage, limitation or anti-discrimination testing results as required by Internal Revenue Code Sections 415 and 410(b).




/S/ DELOITTE & TOUCHE LLP
Tampa, Florida
July 1, 2002